FIRST HORIZON CORPORATION
2021 INCENTIVE PLAN
As amended January 23, 2024

Section 1. Purposes

The purposes of this Plan are to promote the interests of the Company and its shareholders by (i) attracting and retaining officers, Associates, and Non-Employee Directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of linking a component of compensation to the Company’s stock value and by means of performance-related incentives to achieve performance goals established by the Board or its Committee, (iii) enabling such individuals to participate in the growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) aligning significant compensation elements with the interests of the Company’s shareholders. Capitalized terms used in this Section and elsewhere in the Plan are defined in Section 18.

Section 2. Administration
(A)    Authority of the Board. The Board will administer Section 7 and other provisions related to Non-Employee Directors. The Board also retains the general authority—parallel and equivalent to that of the Committee—to grant or administer Awards under other sections of the Plan.
(B)    Authority of the Committee. Except as provided in Section 2(A) and Section 7, the Committee will administer the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Board, the Company’s Bylaws, or applicable law, the Committee has full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and the names of the Awards, if different from the terminology used in the Plan; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be Vested, settled, or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award will be delayed or deferred either automatically or at the election of the Participant or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) amend or modify the terms of any Award after grant; (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 16 to amend, suspend, or terminate the Plan.
(C)    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive,

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and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Associate, any Non-Employee Director and any Regional Board Member.
(D)    Action by the Committee. Except as otherwise provided in the Company’s bylaws or the Committee’s charter, if any, a majority of the Committee’s members will constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee will be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it deems advisable.
(E)    Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of the Company or an Employer, or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee determines, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not Section 16 Executives or directors of the Company or who are otherwise not subject to SEC Section 16.
(F)    Procedures. The Company may adopt or approve administrative procedures and practices (“Procedures”) applicable to the Plan and its Awards from time to time under the authority and oversight of the Committee. The Committee may cause the Company to embed substantive practices and policies in the Procedures, consistent with the Committee’s authorities under the Plan, as well as purely administrative matters.
(G)    Delayed Payment and Deferrals. The Committee may require or permit the payment or delivery of any Award to be delayed or deferred after Vesting. Any such delay or deferral must comply with Section 15 unless the Committee expressly, in a particular case, determines otherwise. Any such delay or deferral feature may be canceled or changed by the Committee at any time prior to commencement of the delay or deferral period, without the consent of the Participant. No Participant has any right to delay or defer payment or delivery. During any delay or deferral period, the Committee may, but need not, provide for interest or dividend accruals, reinvestments, or payments, as provided in Section 17(A).

Section 3. Shares Available for Awards; Other Limitations
(A)    Shares Available for Awards; Limitations.
(i)    Limits. Subject to adjustment as provided in Section 3(B):
(a)    Share Limits for the Plan.
(1)    Overall. The maximum number of Shares which may be issued with respect to Awards is: 14,000,000 Shares newly authorized for this Plan; plus any Shares underlying awards granted under the Prior Stock Plan prior to this Plan’s inception which expire or are canceled, forfeited, settled in cash, or otherwise terminated without delivery of Shares to the Prior Stock Plan participant.
(2)    Shares In Lieu. Of the total authorized in subsection (A)(i)(a)(1), the maximum number of Shares which may be issued as Awards of Shares in Lieu is 700,000 Shares.
(3)    Substitute Awards. The maximum number of Shares which may be issued as Substitute Awards is 700,000 Shares.

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(b)    Non-Employee Director Limits per year.
(1)    Full-Value. The maximum aggregate dollar value of Full-Value Awards which may be granted in any calendar year to any Non-Employee Director under Section 7 is $500,000. For this purpose, Shares underlying Full-Value Awards will be valued at 100% of Fair Market Value on the grant date, without discount of any sort, and dollar-denominated Units will be valued at 100% of face value, without discount of any sort.
(2)    Options & SARS. The maximum aggregate dollar value of Shares underlying Options and/or SARs which may be granted in any calendar year to any Non-Employee Director under Section 7 is $250,000. For this purpose, shares underlying Option and SAR Awards will be valued at 25% of Fair Market Value on the grant date, without any other discount.
(3)    Savings Clause. If a limit provided in this subsection (b) is or might be violated by the grant of a Performance Award, that Award is not invalidated. However, after all final performance determinations are made, if the Award still violates a limit, the final number of Shares, Units, or dollars, as applicable, will be reduced to the minimum extent possible consistent with the limits provided in this subsection, and the excess Shares, Units, or dollars will be cancelled and treated as if they never had been granted.
(ii)    Re-Usage if Award Shares are not Paid. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award denominated in Shares is settled for cash or terminates, expires unexercised, or is canceled for any reason without the delivery of Shares, then the Shares covered by such Award or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares which may be issued with respect to Awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, will again become Shares which may be issued with respect to Awards under Section 3(A)(i)(i)(a).
(iii)    Option & SAR Re-Usage Limited. In connection with any Option or SAR Award, none of the following will result in any Shares being added back to any of the limits in Section 3(A)(i)(i)(a): (a) the withholding of Shares by the Company for tax liabilities; (b) the delivery of Shares (actual or deemed) by the Award holder to pay an exercise price or tax liabilities; or (c) in the case of exercised SARs, the delivery of Shares to the Participant in an amount less than the nominal number of Shares covered by the SAR Award.
(iv)    No Tax Withholding Re-Usage. No shares withheld or re-acquired, pursuant to Section 15(A) or otherwise, by the Company from the Participant for tax liabilities caused by Vesting, exercise, or other taxable event relating to Awards (other than Options or SARs) will be added back to any of the limits in Section 3(A)(i)(i)(a).
(v)    Dividend Reinvestment. Shares credited or paid in connection with a dividend reinvestment feature, if in conformity with Section 17(A), will not be counted against any of the limits in Section 3(A)(i).
(B)    Adjustments. The number of Shares available for Awards, the number of Shares that may be subject to Awards granted to any one Participant in any period, the number of Shares covered by each outstanding Award, and the price per Share covered by each such outstanding Award which uses a price will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof

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will be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee may approve different rounding methods for different Award types and for different Award tranches or sizes within any single type. In exercising its authority hereunder, the Committee will seek to adjust Option and SAR Awards so as to avoid creating a modification of the Awards within the meaning of Section 409A. If the Committee determines to make a modification, such modification must be expressly intended by the Committee, and is subject to Participant consent and the other requirements of Section 15(C).
(C)    Adjustments of Awards Upon the Occurrence of Substantial Spin-off or Certain Other Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, the securities covered by, and the criteria included in, outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(B)) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to Section 3(B) or whenever the Committee, in its sole discretion, determines that such adjustments are necessary and appropriate in order to prevent or substantially mitigate dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to Awards intended to comply with Section 409A, no adjustment hereunder may be inconsistent with Section 409A compliance of the Plan and such Awards.
(D)    Substitute Awards. Any Shares issued by the Company as Substitute Awards will not reduce the Shares available for Awards under the Plan.
(E)    Sources of Shares. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or, to the extent permitted by applicable law, of issued Shares which have been reacquired by the Company.

Section 4. Eligibility
Any Associate (including any officer or Associate-director of an Employer), Non-Employee Director, or Regional Board Member is eligible to be designated as a Participant; provided, however, that Non-Employee Directors are only eligible to receive Awards granted pursuant to Section 7. The receipt or holding of an Award will not affect a person’s eligibility for other or future Awards; the Committee is permitted to grant more than one Award, and more than one Award type, to a Participant from time to time.

Section 5. Stock Options and Stock Appreciation Rights
(A)    Grant. Except for the Board’s reservations of authority under the Plan and otherwise, the Committee has sole and complete authority to determine the Participants to whom Options and SARs will be granted, the number of Shares subject to each Award, the exercise or base price of each Award, and the conditions and limitations applicable to the exercise of Options and SARs.
(B)    Pricing.
(i)    General Authority. The Committee, in its sole discretion, will determine the Option Price of each Option Award or the base price of each SAR Award.

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(ii)    Price Floor; no Back-Dating. Except in the case of Substitute Awards, the Option Price per Option Share and the base price of an SAR Award may not be less than 100% of the Fair Market Value of a Share on the grant date (determined in accordance with Section 17(E)).
(iii)    No Re-Pricing. Except as provided by Section 3(B), Section 3(C), and Section 14, without shareholder approval the Committee does not have the power to: (a) amend the terms of Options or SARs previously granted under the Plan to reduce the Option Price of such Options or base price of such SARs; (b) cancel Options or SARs previously granted under the Plan or under the Prior Stock Plan, and grant substitute Options or SARs with a lower Option Price or base price than the cancelled Options or SARs, respectively; or (c) if such Options or SARs (referenced in clause (b)) are out-of-the-money, cancel such Options or SARs and, in consideration of such cancellation, grant one or more other Awards, make a cash payment, or take any combination of such actions. Any such reduction, substitution, or other such action taken by the Committee in advance of shareholder approval will be subject to, and ineffective until, approved by the Company’s shareholders. For this purpose, an Award is “out-of-the-money” if the current Fair Market Value of a Share is less than the option price or base price, respectively, of the Award.
(C)    Term. Subject to the Committee’s authority under Section 2(A), each Award of Options or SARs will expire on the expiration date determined by the Committee and specified in the Award Document. However, no Option or SAR Award may be exercisable after the tenth anniversary of its grant date. In the case of a Substitute Award, for this purpose the grant date is the date granted under this Plan.
(D)    Exercise.
(i)    General. Subject to Section 9(A), each Option and SAR Award will be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Document or thereafter. The Committee has full and complete authority to determine whether an Option or SAR Award is exercisable in full at any time or from time to time during the term of the Option or SAR Award, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR Award as the Committee may determine.
(ii)    Conditions; Legal Compliance. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Options granted hereunder will be effective only at such times as the sale of Shares to the Participant pursuant to such exercise does not violate any state or federal securities or other laws, as determined by the Committee or the Company in their sole discretion.
(iii)    Exercise Process. An Option or SAR Award may be exercised in whole or in part at any time within the period permitted thereunder for the exercise thereof. The manner of exercise must conform with the Award Document, the Procedures, and (as applicable) the processes used by the Company’s administrative vendor, if any.
(iv)    Payment of Option Price. The manner of exercise of Options must provide for commercially prompt payment of the Option Price to the Company or to the Company’s option administrator, as agent for the Company.
(a)    Cash. Payment may be made in cash (including cash equivalents). The manner of cash payment must conform to the Procedures, the Award Document, or the requirements of the Company’s option administrator, as applicable.
(b)    Cash from Simultaneous Sale. Subject to applicable securities laws and at the discretion of the Committee, cash payment may be effected by exercising the Options and

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simultaneously selling the Shares to be issued from the exercise, pursuant to a brokerage or similar arrangement or program approved or permitted by the Committee.
(c)    Payment with Shares and other Methods. The Committee, in its discretion, may allow payment of the Option Price: (1) by tendering, either by way of actual delivery of Shares or attestation, (A) Shares acquired directly from the Company that have been owned by the Option Award holder for not less than six months, or (B) Shares acquired on the open market prior to the date of exercise, in either case (C) having an aggregate Fair Market Value on the date of exercise at least equal to the Option Price, or (2) by a combination of cash and such Shares, or (3) by such other method of payment as the Committee determines to be acceptable; provided, however, that the Option Award holder is not entitled to tender or attest to Shares pursuant to successive, substantially simultaneous exercises of an Option Award or any other stock option awards granted by the Company or by any of its predecessors. Consistent with Section 15(A), the Committee also may permit Shares to be tendered or attested to cover applicable withholding taxes.
(d)    No Rights Until Shares Issued. Until the Option Award holder has been issued Shares deriving from an exercise, he or she possesses no rights as a shareholder with respect to such Shares and is not entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares.
(v)    Payment of SARs. At the Committee's discretion, the amount payable as a result of the exercise of an SAR Award may be settled in cash, Shares, or a combination of cash and Shares.

Section 6. Restricted Stock, Restricted Stock Units, & Restricted Cash Units
(A)    Grant.
(i)    General Authority. Except for the Board’s reservations of authority under the Plan and otherwise, the Committee has sole and complete authority to determine the Participants to whom Restricted Stock, Restricted Stock Units, and Restricted Cash Units are granted, the number of shares of Restricted Stock and/or the number of Restricted Stock or Cash Units to be granted to each Participant, the dollar value per Cash Unit, the duration of the period during which, and the conditions under which, the Awards may be paid to the Participant or forfeited to the Company, and the other terms and conditions of such Awards. Restricted Stock, Restricted Stock Unit, and Restricted Cash Unit Awards will be evidenced by Award Documents in such form as the Committee from time to time approves, which documents must comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(ii)    Amounts and Vesting Period. Each Restricted Stock, Restricted Stock Unit, or Restricted Cash Unit Award made under the Plan will be for such number of Shares or Units, as applicable, as will be determined by the Committee and set forth in the Award Document. Consistent with Section 9(B), the Award Document must require a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares or Units covered by the Award. The Award Document may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions, all as provided in Section 8. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.

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(B)    Issuance of and Restrictions on Restricted Stock. The Company may implement the grant of a Restricted Stock Award by (i) book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent, (ii) issuance of certificates for Shares in the name of the Participant with transfer and other restrictions, and/or with physical custody arrangements, acceptable to the Company, or (iii) any other means of issuing Shares permitted by applicable law. Any such certificates and any related stock powers will be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and the certificate will bear such a legend setting forth the restrictions imposed thereon as the Company, in its discretion, may determine. Unless otherwise determined by the Committee, the grantee will have all rights of a shareholder with respect to the Shares of unvested Restricted Stock, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) in the case of certificated Shares, the grantee will not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Document with respect to such Shares; (ii) transferability of the Shares will be restricted until Vesting and delivery, consistent with Section 12; and (iii) except as otherwise determined by the Committee, all of the Shares will be forfeited and all rights of the grantee to such Shares will terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any cash, any Shares, any other securities of the Company, and any other property distributed with respect to the Shares subject to Restricted Stock Awards will be subject to the same restrictions, terms and conditions as such Restricted Stock, provided that the Committee may provide in an Award Document for regular cash dividends to be paid prior to Vesting.
(C)    Vesting of Restricted Stock. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Stock Award or in the Plan will lapse as to the restricted Shares subject thereto, and, if certificated, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend imposed thereon as described in the second sentence of Section 6(B), will be delivered to the Participant.
(D)    Vesting, Valuation, and Payment of Restricted Stock Units. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Unit Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Stock Unit Award or in the Plan will lapse. Each Restricted Stock Unit paid in cash will have a value equal to the Fair Market Value of a Share on the Vesting date or such other prior valuation date selected by the Committee, or equal to the Average Fair Market Value of a Share for the trading days in the valuation period selected by the Committee. Restricted Stock Units will be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Document.
(E)    Vesting, Valuation, and Payment of Restricted Cash Units. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Cash Unit Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Cash Unit Award or in the Plan will lapse. Each Restricted Cash Unit will have a value equal to the dollar value per Unit selected by the Committee at grant, plus interest (if any) provided in the Award Document or otherwise by the

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Committee. Restricted Cash Units will be paid in cash following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Document.

Section 7. Non-Employee Director Awards
Subject to the limitations of Section 3(A)(i)(b) and Section 9, the Board may provide that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a Non-Employee Director) in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Restricted Cash Units, or (in accordance with Section 10(F)) Shares In Lieu. The Board may determine the terms and conditions of any such Awards, including the terms and conditions which apply upon a termination of the Non-Employee Director’s service as a member of the Board, and has full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. The Board may exercise this authority episodically, periodically, by standing resolution, by policy, and in any other legal manner. Notwithstanding Section 10(A) and Section 17(E), the grant date of any Award to a Non-Employee Director will be determined by the Board or in accordance with Board policy governing director compensation.

Section 8. Performance Awards
(A)    Grant. The Committee has sole and complete authority to determine the Participants who receive a Performance Award. A Performance Award consists of a performance-based Option Award, performance-based SAR Award, performance-based Restricted Stock Award, performance-based Restricted Stock Unit Award, performance-based Restricted Cash Unit Award, or other performance-based right that is (i) denominated in cash and/or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee may determine. For this purpose, “performance-based” means requiring that one or more specified performance conditions, beyond mere continuation of service, be fulfilled prior to Vesting.
(B)    Terms and Conditions. Subject to the terms of the Plan, the Committee may determine the Performance Measures and other factors to be used to establish Performance Goals, the Performance Goals to be achieved during any Performance Period, the length of Performance Period, the Threshold, Target, and/or Maximum Amount of any Performance Award, and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may change specific provisions of a Performance Award after it is granted, provided, however, that no such change may significantly and adversely affect an already-granted Performance Award that has an already-begun Performance Period without the Participant’s consent.
(C)    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the Award Document or Procedures, on a delayed or deferred basis.
(D)    Termination of Service. (i) Unless otherwise determined by the Committee, Termination of Service prior to the end of a Performance Award’s Performance Period, or prior to the Award’s Vesting date, will result in the forfeiture of the Performance Award. (ii) Unless otherwise determined by the Committee, any partial or complete waiver of forfeiture of a Performance Award resulting from Termination of Service will not waive the performance conditions and requirements associated with the Award, and will not accelerate payment.

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Section 9. Minimum Vesting Periods
(A)    Options and SARs. No Option or SAR Award Document may provide for exercisability in whole or part sooner than the first anniversary of the Award’s grant date, except:
(i) if so provided in the Award Document or Procedures, in connection with the Participant’s death, Disability, or approved Retirement in accordance with (D);
(ii) as required by Section 14 (relating to Change in Control) or another provision of the Plan;
(iii) in the case of Substitute Awards;
(iv) Award grants that are made on the date of an annual meeting of shareholders or the date of a regular periodic Board meeting, or within five days after such meeting, may Vest fifty weeks or later after grant; and
(v) Options and SARs may be exercised in whole or part less than one year after grant, apart from clauses (i) – (iv), on a limited basis as provided in Section 9(C).
(B)    Restricted Stock and Restricted Stock Units. No Restricted Stock or Restricted Stock Unit Award Document may provide for Vesting in whole or part sooner than the first anniversary of the Award’s grant date, except:
(i) if so provided in the Award Document or Procedures, in connection with the Participant’s death, Disability, or approved Retirement in accordance with (D);
(ii) as required by Section 14 (relating to Change in Control) or another provision of the Plan;
(iii) in the case of Substitute Awards;
(iv) Award grants that are made on the date of an annual meeting of shareholders or the date of a regular periodic Board or Board committee meeting, or within five days after such meeting, may Vest fifty weeks or later after grant; and
(v) Vesting may occur less than one year after grant, apart from clauses (i) through (iv), on a limited basis as provided in Section 9(C).
(C)    5% Exception. Options and SARs may be exercised in whole or part less than one year after grant, apart from clauses (A)(i) through (iv), and Vesting of Full-Value Awards may occur less than one year after grant, apart from clauses (B)(i) through (iv), provided that, in the aggregate, such exercises and Vestings permitted by this Section 9(C) may cover no more than five percent of the available Shares authorized for issuance pursuant to Section 3(A)(i)(a).
(D)    Continued Vesting Upon Approved Retirement.
(i) Continued Vesting In General. Notwithstanding the foregoing, if management or the Committee approves the terms and conditions of Retirement of a Participant, management or the Committee may provide, as a Retirement benefit, Continued Vesting treatment for any or all Awards held by the Participant at Retirement. Under Continued Vesting treatment for Option and SAR Awards: further service conditions to Vesting may be waived in part or in full; other conditions to Vesting may be waived in part or in full; excercisability may be accelerated; and early-termination dates may be extended, but not later than the original expiration date of the Award. Under Continued Vesting treatment for Full-Value Awards: further service conditions to Vesting may be waived in part or in full; other conditions to Vesting may be waived in part or in full; and payment may be accelerated in part or in full. Without limiting the foregoing, Continued Vesting treatment may be part of one or more Retirement programs offered to groups of associates from time to time. Nothing in the Plan gives any Participant any right to

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have Retirement approved, nor any right to Continued Vesting treatment of any sort if Retirement is approved. Management approval of Continued Vesting must be in accordance with the Procedures or other instruction or authorization from the Committee.
(ii) Transition and Retroactivity. The Continued Vesting and certain related provisions were added to the Plan by the Board in January 2024. Any Full Value Award Document outstanding under the Plan at that time which provided for a Continued Vesting outcome except during the first year after the Award’s grant date may be revised by the Committee, or by management under its direction, to remove that exception. However, if a Participant has a contractual retirement or severance arrangement agreed with the Participant’s Employer which provides for some form of Continued Vesting, that arrangement may not be modified without the consent of that Participant.
(E)    Examples. (i) RSUs are granted on May 4, 2022, the date of the 2022 annual meeting of shareholders. This Section 9 would permit those RSUs to Vest on April 22, 2023, the date of the 2023 annual meeting of shareholders. (ii) RSUs are granted on February 15, 2022, at the Committee’s regular meeting held each February. This Section 9 would permit those RSUs to Vest on February 5, 2023, the date of the Committee’s regular February meeting in 2023.
(F)    Discretionary Acceleration Permitted After Grant. The provisions in this Section 9 do not limit the Committee’s authority under Section 2(B) to accelerate exercisability or Vesting of an Award after grant.
(G)    Shares In Lieu. As provided in Section 10, Shares In Lieu are Vested at grant. However, the aggregate total of all Shares in Lieu is restricted as provided in Section 3(A)(i)(a)(2).

Section 10. Shares in Lieu of Cash Earned
(A)    General Terms. The Committee is authorized to grant Awards of Shares In Lieu, subject to and in conformity with this Section 10, and subject to the Share limitations in Section 3(A)(i)(a)(2). An Award of Shares In Lieu consists of Shares, or Units denominated and payable in Shares, which have no service or other traditional Vesting requirement or period. An Award of Shares In Lieu may only be granted in settlement of an obligation of the Company to pay cash compensation which, not later than the grant date, the Participant has earned. Settlement of an earned compensation obligation with Shares In Lieu may only be dollar-for-dollar, based on: (i) 100% of the Fair Market Value of a Share on the grant date (determined in accordance with Section 17(E)); or (ii) 100% of the Average Fair Market Value of a Share over five consecutive trading days ending with the grant date; or (iii) 100% of the Average Fair Market Value of a Share over ten consecutive trading days ending with the grant date. If (A)(i) is used, the grant date may not be earlier than the date the Committee acts to approve the grant; and if (A)(ii) or (iii) is used, the Committee may act to approve the grant no later than the first trading day used to calculate the Average Fair Market Value.
(B)    Award Document. For an Award of Shares In Lieu, the Award Document may consist of a separate grant notice or agreement similar to the Award Documents used for other Awards, may be part of the Award Document for another Award (denominated in cash but payable in Shares In Lieu), or may consist of any written evidence of the terms of the Award authorized or approved by the Committee, such as (for example) minutes, resolutions, presentations, memos, and program documentation.
(C)    Timing of Payment. If an Award of Shares In Lieu consists of Shares, it will be paid or delivered promptly after grant. The Committee may require Shares In Lieu to have payment delayed, or may allow the Participant to elect delay. An Award of Shares In Lieu as to which payment is delayed consists of Units denominated in Shares, payable in Shares when the delay period ends.

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(D)    Holding Period. Although an Award of Shares In Lieu is Vested at grant, the Committee may impose a holding or waiting period on all or any portion of the Shares delivered, including on the portion remaining after withholding for taxes, consistent with Section 10(C).
(E)    Limitation on Cash Obligations to be Settled. An Award of Shares In Lieu may not be granted to a Participant in settlement of any Award under this Plan or the Prior Stock Plan.
(F)    Awards to Non-Employee Directors. Consistent with Section 7, the Board is authorized to settle any obligation of the Company for cash retainer or fee compensation earned by a Non-Employee Director with one or more Awards of Shares In Lieu. Specifically:
(i)    The Board may require settlement of earned compensation with Shares In Lieu.
(ii)    The Board may allow Non-Employee Directors to elect to receive Awards of Shares In Lieu.
(iii)    The Board may require Shares In Lieu to have payment delayed, or may allow Non-Employee Directors to elect delay.

Section 11. Annual Incentives
(A)    Coordination. The Committee may coordinate any Annual Incentive plan, program, or determination with the grant of Awards, consistent with the terms and limitations in this Plan. Without limiting the generality of the foregoing, the Committee may: (i) grant one or more Awards in lieu of all or part of an Annual Incentive; or (ii) establish an Annual Incentive which will be paid, in whole or part, in the form of one or more Awards. In the case of clause (ii), the grant date will be the date the earned amount of the Annual Incentive is finally and fully determined, or such later date as is chosen by the Committee.
(B)    No Special Treatment. An Award granted in connection with an Annual Incentive must comply with all requirements of this Plan applicable that Award type. Each Award granted in connection with an Annual Incentive is subject to, and is counted against all applicable limits in, Section 3(A).

Section 12. Transferability of Awards
(A)    General Transfer Restriction. Except as otherwise provided in this Section 12 or expressly elsewhere in the Plan, no Award (including its underlying Shares, cash, or other benefits) may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, hedged, or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law, other than by will or the laws of descent and distribution.
(B)    Limited Transfers Authorized. In its discretion, the Committee may permit the transfer of an Award, or any group or type of Awards, by any Participant (including a Non-Employee Director) selected by the Committee, to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits and conditions as the Committee may establish or require. If a Participant makes a transfer permitted by the Committee, the Participant will be treated by the Company as having retained a substantial economic interest in any transferred Award, and the Participant’s continued service and/or performance, as applicable, will continue to determine whether the Award Vests and how much of it, if any, is paid or delivered to the transferee. The transferee will take the Award subject to all the terms, conditions, and risks applicable to the Award prior to such transfer, including the risks of forfeiture or Clawback. Unless the Committee determines otherwise, the Participant, rather than the transferee, will

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retain the sole right to consent to amendments to the Award or its Award Document and to take all other substantive and administrative actions associated with the Award, including exercise and tax withholding. For purposes of this Section 12(B), the term “Immediate Family” means the Participant’s spouse, parents, children, stepchildren, sisters, brothers, grandchildren, and step-grandchildren, including both natural and adopted relations.
(C)    Beneficiary Designations. The Committee is authorized to permit Participants to designate one or more Beneficiaries. A “Beneficiary” is a Person to whom all or a portion of an Award will be transferred after the Participant dies. If the Committee approves a process for a Participant to designate Beneficiaries and to record those designations, the Company’s record of the most recent designation, or set of designations, made by a Participant who has died will govern which Beneficiary(ies) will be entitled to be transferee(s).
(D)    Administration. No transfer by an Award Beneficiary designation, or by will or the laws of descent and distribution, is effective to bind the Company until the Company is furnished with written notice of the Participant’s death and an authenticated copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer. The Committee or the Company may impose additional administrative conditions in order to assure the Company, in good faith, that a transfer is legally valid and proper.
(E)    Personal Exigencies. In its discretion, the Committee may permit transfers of Awards, or create assistive procedural rights in lieu of transfers or otherwise, in connection with death, divorce, child support, incompetence or other Disability, and other severe personal events, and the Committee may delegate broad administrative authority to management in such situations, provided that no such action (delegated or otherwise) may: (i) enlarge the amount of any outstanding Award; (ii) extend the original term of any outstanding Award of Options or SARs; or (iii) allow any Award to be sold or otherwise transferred for value. No Participant, and no Person related to a Participant, has any right under this Section 12(E) to obtain a transfer or assistance.

Section 13. Termination of Service, Forfeiture, and Clawback
(A)    General Service Requirement. Except as otherwise determined by the Committee, each Award other than Shares In Lieu, and all rights of the Participant to the Award and any Shares, cash, or other benefits deriving therefrom, will terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment with one or more Employers for the entire period during which service is required, as specified in the Award Document or otherwise by the Committee.
(B)    Termination. Without limiting the authorities in Section 2:
(i)    The Committee has complete discretion to determine the terms and conditions that apply to any Award upon death, Disability, Retirement, or other Termination of Service. Such terms may be provided in the Award Document, in the Procedures, or otherwise in a written form available to the Participant at the time of grant.
(ii)    After grant, the Committee has the full power and authority to reduce or waive, in whole or part, conditions and requirements of an Award related to employment or a Termination of Service. The Committee may require concessions or agreements by the Participant in exchange for such waivers.
(C)    Service and Termination of Non-Employee Directors. With respect to Awards to Non-Employee Directors, the Board has complete discretion to determine the service requirements of any Award, and

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the terms and conditions that will apply to any Award upon death, Disability, Retirement, or other Termination of Service.
(D)    Plan, Awards, & Clawback Policy.
(i)    Awards are subject to forfeiture prior to Vesting or exercise, and to recovery or reimbursement of paid or delivered cash, Shares, or other benefits (“Clawback”), to the extent provided in this Plan from time to time.
(ii)    Awards are subject to forfeiture and Clawback to the extent provided in the applicable Award Document or Procedures from time to time.
(iii)    Awards are subject to forfeiture and Clawback to the extent provided in the Clawback Policy from time to time.
(iv)    An amendment to the forfeiture or Clawback provisions of the Plan, Procedures, or Clawback Policy will not apply retroactively to then-outstanding Awards unless expressly so provided in such amendment.
(v)    The Committee or the Board may amend the substance of any or all forfeiture or Clawback provisions in this Section 13 or otherwise in the Plan as the Committee or the Board determine to be appropriate. The Committee or the Board may move any or all forfeiture or Clawback provisions from this Plan to the Clawback Policy for administrative convenience or in order to facilitate compliance with regulatory or reporting requirements.
(vi)    The Plan, the Clawback Policy, or an Award may provide for forfeiture or Clawback based on, or triggered by, a restatement or other correction of financial results used to determine the amount paid for the Award. In such cases forfeiture or Clawback may be absolute, or the amount paid may be merely re-determined based on corrected information. For purposes of applying those latter provisions, the following are examples of lowering (or eliminating) an Award payment based on restated or corrected financial results: (i) the payment would have been lower or eliminated directly by application of a Performance Goal based in whole or part on a Performance Measure that incorporates or is adversely affected by the correction; and (ii) for any Award where the amount paid is subject to Committee discretion, the Committee determines in good faith that the payment would have been lower or eliminated through the exercise of discretion by the Committee if the Committee had known the correct financial results at the time the discretion was exercised.
(vii)    For the purposes of this Section 13, all amounts paid will be calculated on a gross pretax basis regardless of the net amount remitted to the Participant. For example, if a Participant’s Performance Award pays $1,000 gross and, after withholding for taxes and all other reasons, $750 net is remitted directly to the Participant in cash, then under this Section the Company may seek reimbursement of all or any portion of the $1,000 gross amount, provided that the conditions for Clawback are met.
(E)    Forfeiture and Reimbursement in the Context of Misconduct.
(i)    The Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Performance Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Performance Award paid (as defined in paragraph (iv) below) to the Participant, for any Performance Award where the Board or the Committee concludes in good faith that the Participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or Associate of the Company or of any of its Subsidiaries.

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(ii)    In determining whether and to what extent the Board or the Committee (as applicable) may cause the Company to exercise its rights under this Section 13(E) after finding that this Section applies, the Board or Committee may weigh all material facts and circumstances pertaining to the relevant acts and events, and may take any factors into account that it deems relevant to the determination, including, among others, the following factors: the degree or risk of harm or other consequences to the Company or its Subsidiaries, including tangible, financial, regulatory, reputational or other intangible harm; the extent to which the misconduct was intended to allow the Participant to personally gain a profit or advantage or personally avoid a loss or disadvantage; the extent to which the Participant did or did not believe his or her misconduct would further the best interests of the Company or its Subsidiaries; the extent to which the Participant’s misconduct took advantage of or otherwise betrayed a trust conferred upon that Participant; and the extent to which the misconduct involved deceit by the Participant.
(iii)    The Company’s right in this Section 13(E) with respect to an Award will expire if not asserted – by notice to the Participant, court filing, or otherwise – within three years after the Award is paid or, if the Award is paid in parts on more than one occasion, within three years after the final payment of the Award. For this purpose an assertion of rights need only reflect that the Company is commencing or has commenced a review of possible misconduct by the Participant; such an assertion may, but need not, reflect the completion of the investigation and other processes outlined in this Section or a demand for repayment. Also, for purposes of this Section 13(E) (iii), an Award is deemed paid when actually paid or, if earlier, when the Participant’s elective deferral is effectuated. Accordingly, any delay or deferral period mandated by the terms of an Award or otherwise will extend the period under this Section.
(iv)    For the purposes of this Section 13(E) a Performance Award is “paid” when, among other things, any one or more of the following occur: the Award results in a cash payment to or for the benefit of the Participant; the Award results in shares issued or delivered to the Participant; or the Award results in an increase in a deferral account of the Participant or otherwise results in any credit for the account or benefit of the Participant. “Payment” may occur, among other things, in connection with an exercise of the Award, the Vesting of the Award, the delivery of share certificates to the Participant, or the crediting of shares to a Participant’s deferral, brokerage, or other account. The amount paid is the amount of dollars or shares or both that is so paid, issued, delivered, increased, or credited. Shares and share units paid include all proceeds from those shares, including any cash, stock, or stock unit dividends related to those shares or units, as well as shares or share units from stock splits related to those shares or units. Any Performance Award earned and deferred and any Performance Award payments that are earned and deferred for any reason are subject to this Section 13(E) as having been paid, along with all dividends, dividend equivalents, interest, shares, and other amounts earned upon or that are proceeds of the amount or shares deferred. However, if the Participant elects to invest deferred amounts in a manner that results in a loss, the Participant nevertheless may be required to reimburse to the Company the full amount of the Performance Award (measured in dollars or shares, as applicable at the time originally earned) if the conditions of this Section 13 are met.
(v)    Any of the Board, the Committee, the Chairman of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions of this Section 13(E) above might be met, may halt and suspend payment of any Performance Award (including payment of any amount delayed or deferred in connection with any Performance Award and any earnings thereon or proceeds thereof) until the Board, Committee, or Committee’s delegate has investigated, considered, and acted upon the matter hereunder. Any such suspension will be without interest owed to the Participant if it is later determined that any payment should be made to the Participant.

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(vi)    No payment of any Award, whether or not following a payment-suspension, will operate to waive or diminish the Company’s right to seek reimbursement under this Section.
If the Board acts under this Section 13(E), any member of the Board whose conduct is at issue must recuse him- or herself from participating in the matter as a Board member.

Section 14. Effects of Change in Control
(A)    Lapse of Restrictions Generally. Except as otherwise provided in this Section or elsewhere in the Plan, upon a Participant’s Qualifying Termination following a Change in Control, all outstanding Awards of that Participant will Vest, become immediately exercisable or payable, and have all restrictions lifted, as the case may be. Awards may not Vest, and the Committee may not provide in an Award Document that the Vesting of an Award is accelerated, solely because a Change in Control occurs. Subject to the foregoing, an Award Document or an individual agreement between the Participant and the Company may provide for additional or substitute benefits to the Participant in connection with a Change in Control.
(B)    Performance Awards. Unless otherwise specified or provided for in the Award Document:
(i)    Upon a Qualifying Termination following a Change in Control, for each Performance Award the performance goals and any other performance-related conditions will be deemed met: at the target level, if any is specified in the Award; and, if no target is specified as such, at the nominal or 100% level specified in the Award.
(ii)    In connection with any Change in Control, as to each Performance Award held by each Participant where a Qualifying Termination does not occur upon or shortly after that event, the Committee must determine whether or not performance relative to the performance goals of outstanding Performance Awards reasonably can be measured at the end of the respective performance periods. If the Committee determines that such performance cannot reasonably be measured after the Change in Control occurs (a “Substantial Change in Control”), then for each affected Performance Award the performance goals and any other performance-related conditions will be deemed met: at the target level, if any is specified in the Award; and if no target is specified as such, at the nominal or 100% level specified in the Award. A Substantial Change in Control is deemed to have occurred, without determination by the Committee, if the Company’s Shares no longer are outstanding or listed on a national securities exchange or quotation system. Continuing-service conditions, and any other non-performance requirements, will not be affected by a Substantial Change in Control absent a Qualifying Termination.
(iii)    The provisions of this Section are not intended to limit the Committee’s authority and discretion under Section 3(B) and Section 3(C) to adjust Performance Awards following any merger or other significant corporate event, whether or not a Change in Control occurs.
(C)    Options and SARs. Unless otherwise specified or provided for in the Award Document:
(i)    The Board or Committee may require that all or specified groups of Option and SAR Awards outstanding when a Substantial Change in Control occurs be canceled at that time or as a consequence of that event. For any such Award that is canceled the Participant will be entitled to a cash payment of not less than the amount computed by subtracting the option price or base price (as applicable) per Share from the fair value of the consideration to be received per Share by the Company’s common shareholders in connection with the Substantial Change in Control transaction. In such case the Board or Committee may determine, in its discretion in good faith, the fair value of such consideration. Option and SAR Awards which have a negative value, as so measured, may be canceled without payment.

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(ii)    Participants holding Option and SAR Awards have no right to receive cancellation. If their Awards are canceled, such Participants have no right to claim or receive the potential future value of their Awards based on possible growth in value after the Substantial Change in Control event.
(D)    Retirement. Upon a Qualifying Termination following a Change in Control, unless otherwise specified or provided for in the Award Document: to the extent an Award Document or the Procedures provide that Retirement benefits or treatment apply only upon discretionary approval, such approval will be deemed given; and, to the extent that such Retirement benefits or treatment may be determined or varied in a discretionary manner, the standard or typical benefits or treatment will be deemed approved. For this purpose, standard or typical benefits or treatment will be determined by reference to the Award Document and/or Procedures or, if no such benefits or treatment is there specified, to the most recent Participant Retirement approved by the Committee or its delegate prior to the Change in Control which did not involve termination for Cause or other misconduct.
(E)    Waiver Clarification. For purposes of this Section 14 and the definitions of “Qualifying Termination” and “Good Reason” as used in connection with this Section, a Termination of Retirement Waiver which occurs with respect to a Participant upon or following a Change in Control will not constitute the Participant’s Retirement but instead will constitute an involuntary Termination of Service by the Company or Employer, as applicable.
(F)    Change in Control Transaction Agreement May Override. The terms of the merger or other agreement governing a Change in Control, once approved by the Board and the Company’s shareholders, may allow, authorize, encourage, or require acceleration, settlement (cancellation with cash payment), substitution, or other treatment of outstanding Awards supplemental to the provisions in this Section 14 or in an Award Document, and notwithstanding the limitations in this Section upon the Committee’s authority.
(G)    Section 409A Compliance. If the payment of Shares, cash, or otherwise related to an Award following a Change in Control constitutes the payment of deferred compensation subject to Section 409A, and if the timing or form of that payment is changed as a result of that Change in Control, then no such change in the timing or form of payment may occur unless the event that constitutes a Change in Control as defined in the Plan also is a “change in control event” as defined in Section 409A (including its regulations). If such Change in Control event is not a “change in control event,” then, in order to preserve as much of the benefit of this Section 14 as possible, the Committee may determine to adjust the timing or form of payment in order to avoid becoming subject to Section 409A or in order to comply with Section 409A, even if such adjustment is inconsistent with other provisions of this Section 14 or an Award Document.
(H)    Failure to Assume or Replace. If the Board or Committee in good faith expect a Change in Control transaction to occur in which a successor would not by Section 17(O)(i) or by operation of law be bound by this Plan, if the Company has been unable to comply with Section 17(O)(ii), and if any Awards are expected to remain outstanding under this Plan immediately after consummation of such transaction, then, whether or not Qualifying Terminations of the Award holders have occurred or are expected to occur:
(i)    Each such outstanding Award will be cancelled and paid in cash not later than the close of business on the second business day immediately preceding the expected consummation of the transaction.
(ii)    The cash value of Options and SARs will be their aggregate Spread measured using Fair Market Value on the second business day immediately preceding the payment date. For any Award with a negative Spread, the cash value will be zero.
(iii)    The cash value of each Restricted Cash Unit will be the nominal dollar value of each Unit.

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(iv)    The cash value of each other Full-Value Award will be the Fair Market Value of each underlying Share on the second business day immediately preceding the payment date.
(v)    For each Performance Award, the provisions of this Section 14(H) will be applied by assuming performance at the target level, if any is specified in the Award, and, if no target is specified as such, at the nominal or 100% level specified in the Award.
(vi)    For the avoidance of doubt, this Section 14(H) will not apply if no Awards are expected to remain outstanding because, for example, the successor is expected to replace all such Awards with comparable awards under the successor’s award programs. If the Board or Committee expect a successor to replace some outstanding Awards but not all of them, the provisions of this Section 14(H) will apply only to the Awards not expected to be replaced.

Section 15. Tax Matters
(A)    Withholding for Taxes.
(i)    General. A Participant may be required to pay to an Employer or the Company, and each Employer and the Company has the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any other compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards, or other property) of any Taxes associated with the Award, and to take such other action as may be necessary in the opinion of the Company to satisfy all corporate obligations for the payment of such Taxes. Moreover, the Employer and the Company may withhold from payment of an Award any Taxes related to types of compensation other than Awards.
(ii)    Withholding Tax Features. The Committee may, in its discretion, allow or require that withholding Taxes associated with an Award be paid to the Company (or its agent) from the cash or Shares to be delivered to the Participant from that Award. A withholding tax feature may cover any Taxes required or permitted to be withheld in connection with the Award. A withholding tax feature may, but need not, be limited to the minimum amount of such Taxes required to be remitted to the applicable taxing authorities, but may not exceed the Company’s estimate of Taxes associated with the Award based on the maximum marginal tax rates applicable to that Participant, or (if greater), applicable to Participants generally in the context of that type of Award. Any Shares withheld by the Company for Taxes will be valued at their Fair Market Value on the applicable tax valuation date for the Award, provided that, for this purpose only, “Fair Market Value” may be either Fair Market Value as defined in the Plan, or (if different) that fair market value determined in accordance with applicable tax law and regulations, as the Committee may choose.
(B)    No Liability for Adverse Tax Treatment. Neither the Company nor any Subsidiary, nor any director, officer, employee, or advisor of the Company or any Subsidiary, is liable to any Participant for the Taxes imposed on the Participant in connection with any Award or for the tax consequences to the Participant of any Award or of participation in the Plan.
(C)    Section 409A Compliance. In addition to other provisions in the Plan which refer to Section 409A:
(i)    Deferrals and Deferral Features. Unless expressly determined otherwise by the Board (in connection with the Plan and Awards to Non-Employee Directors) or the Committee (in connection with Plan administration and Awards), all deferral provisions, elections, and features authorized under the Plan or provided in connection with any Award are intended to, and will be

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interpreted and administered to, comply with Section 409A. As to any deferral provision, election, or feature provided in connection with any Award, the Committee may not take action that would fail to comply with Section 409A to the substantial detriment of the Participant, unless the Participant consents. For this purpose, general acceptance of the Award in question does not, by itself, constitute Participant consent to Section 409A non-compliance.
(ii)    Timing Changes Generally. Neither the Company nor any Participant may accelerate or delay payment, settlement, or exercise of any Award except to the extent compliant with Section 409A or an applicable exception, or unless Section 409A does not apply at all.
(iii)    Termination of Service. The Committee or the Company (subject to Committee oversight) may determine to accelerate or delay, or change the form of, payment of any Award or related benefit triggered by or associated with a Participant’s Termination of Service, notwithstanding general provisions of the Plan, in order to avoid the application of Section 409A or in order to comply with Section 409A. Without limiting the foregoing, the Committee or Company may consider: whether the payment will have the status of a “deferral of compensation” and whether that status could be avoided by changing the form or timing of payment, whether a Participant is a “specified employee” at any given time and whether that status might be different at an earlier or later time, and whether the Participant’s Termination of Service constitutes a “separation from service,” all within the meaning of Section 409A.

Section 16. Inception, Termination, Suspension, and Amendment
(A)    Inception. The Plan is effective the date it is approved by the Company’s shareholders, scheduled to occur at the 2021 Annual Meeting of shareholders on April 27, 2021. Awards may not be granted under the Plan prior to initial shareholder approval.
(B)    Termination of Authority for New Awards. No new Awards may be granted under the Plan after June 30, 2031. Unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award will, continue after the authority for grant of new Awards hereunder has expired or been exhausted.
(C)    Termination, Suspension, or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that:
(i)    The Board may not amend the Plan in violation of law.
(ii)    The Board may not enlarge the Share or dollar limitations in subsection (i) of Section 3(A), or amend the limitations in subsections (ii), (iii), or (iv) of Section 3(A), without the approval of the Company’s common shareholders, other than making adjustments in accordance with Section 3(B).
(iii)    No amendment, alteration, modification, suspension, discontinuation or termination may materially and adversely affect any right acquired by any Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant consents.
(iv)    No amendment of the Plan may be interpreted or administered in a manner that would fail to comply with Section 409A unless expressly determined otherwise by the Board.
(D)    Termination, Suspension, or Amendment of Awards. Subject to the limitations of Section 5(B), the Committee may waive any conditions or rights under, amend any terms of, or modify, alter,

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suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively. No such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination of an outstanding Award that would materially and adversely affect the rights of the Participant will be effective without the consent of the Participant. Neither adjustments for changes in capitalization as provided in Section 3(B), nor adjustments for other material changes as provided in Section 3(C), will be treated as having materially and adversely affected any such rights.

Section 17. Technical & Miscellaneous Matters
(A)    Dividends & Interest. As used in this Section 17(A), “dividends” includes dividend equivalents or substitutes which mirror actual dividends paid to holders of Shares, and “interest” includes any additional cash accrued or paid based on a principal amount and the passage of time. Subject to the limitations enumerated below, the Committee may provide for dividends and interest, including reinvestment of dividends and compounding of interest, in respect of any Award prior to payment. Such determinations may be reflected in the Award Document, the Procedures, or other documentation related to the Award and approved by the Committee, such as meeting minutes or a written Award program.
(i)    Options/SARs Restriction. No dividends or interest may accrue or be paid with respect to Shares underlying Options or SARs prior to exercise.
(ii)    Performance Award Restriction. With respect to any Performance Award, dividends and interest may accrue and/or reinvest or compound if and to the extent the Committee so determines, but may not be paid prior to Vesting of the Award.
(iii)    Full-Value Standard Provisions and Restriction.
(a) To the extent that no specific determination is made for a particular Award, the following provisions will apply to Full-Value Awards by default: (1) for Restricted Cash Units generally, no interest may accrue or be paid; (2) for Restricted Cash Units providing for interest accrual, interest may not be compounded; and (3) for other Full-Value Awards, (X) cash dividends will accrue, (Y) dividends will accrue without interest and without reinvestment, and (Z) dividends will be paid only if and when, and only to the extent that, the underlying Award Vests and is paid.
(b) In any case, dividends and interest on Full-Value Awards may not be paid prior to Vesting of the Award.
(B)    No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award has any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder, or beneficiary and, except in conformity with Section 17(A), will not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.
(C)    No Rights to Awards. This Plan gives no Person any right to be granted any Award on any terms. The Plan does not require uniformity of treatment of Award recipients, or of holders or beneficiaries of Awards. The terms and conditions of one Award need not be consistent or uniform in any respect whatever with any other Award. An action taken by the Committee in one instance likewise need not be consistent or uniform in any respect whatever with any other action.
(D)    Share Certificates. No Participant has any right to demand the issuance of share certificates. To the extent the Committee chooses to issue certificates, all certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable

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under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(E)    Grant Date. Subject to Section 7 and Section 11(A), for each Award of Options or SARs, the grant date is the date the Committee acts to approve the grant, or, if so determined by the Committee, any later date selected by the Committee to be the effective date of the Award grant. For all other Awards, the grant date is the date the Committee acts to approve the grant, or, if so determined by the Committee, any other date selected by the Committee to be the effective date of the Award grant. No rights to an Award are created or effective until the grant date, and, prior to the grant date, the Committee may amend, cancel, or rescind any grant action.
(F)    Award Documents. Each Award must be evidenced by an Award Document that specifies the terms and conditions of the Award. An Award is effective only upon delivery to or acknowledgement by a Participant, either electronically or by other means, of an Award Document. Each Award is subject to, and Award Documents are deemed to include, the terms of the Plan applicable to Awards generally and applicable to that Award type, as well as Procedures applicable to that Award type, unless (subject to requirements of the Plan) the Committee expressly determines otherwise. In the event of a conflict between the terms of the Plan and any Award Document, the terms of the Plan will prevail.
(G)    Other Compensation Arrangements. Nothing in the Plan will prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for compensation, awards, or benefits similar to those provided for hereunder.
(H)    No Right to Employment. The grant of an Award may not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document.
(I)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Document will be determined in accordance with the substantive laws of the State of Tennessee, without giving effect to the conflict of law principles thereof.
(J)    Severability. To the extent applicable to a particular Award granted to a particular Pariticipant, the forfeiture and Clawback provisions of the Plan, the Clawback Policy, the Procedures, and the Award Document may be limited by the laws of another state associated with where the Participant lives or works. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as applied to that Award, then those provisions of that Award will be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provisions to the maximum extent possible, consistent with applicable state law as applied to that Award and that Participant.
(K)    Other Laws. The Committee or the Company may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award will be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award may be construed as an offer to sell securities of the Company, and no such offer may be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

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(L)    No Trust or Fund Created. Neither the Plan nor any Award creates or may be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right is no greater than the right of any unsecured general creditor of the Company or such Subsidiary, as applicable.
(M)    Fractional Shares. No fractional Shares may be issued or delivered pursuant to any Award unless the Board or the Committee expressly determines otherwise. The Committee may determine whether cash, other securities, or other property will be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto will be canceled, terminated, or otherwise eliminated without payment. Fractional Shares may be used in the administration of outstanding Awards prior to payment or exercise, even if not paid.
(N)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings may not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(O)    Binding Effect.
(i)    The terms of the Plan are binding upon the Company and its successors and assigns and the Participants and their beneficiaries and legal representatives, and will bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
(ii)    In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company must require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(P)    No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan, the Procedures, nor any Award Document will confer on any person other than the Company and each Participant any rights or remedies hereunder or thereunder.

Section 18. Definitions
As used in the Plan, the following terms have the meanings set forth below:
“Amount” means any Threshold Amount, Target Amount, or Maximum Amount.
“Annual Incentive” means an annual cash bonus award earned by a Participant, whether or not under a formal bonus plan. Annual Incentives may be paid using Awards instead of cash, as provided in Section 11. For this purpose, a cash bonus award is “annual” if it relates to a single fiscal year of the Company or a Subsidiary, or any portion of a single fiscal year. The Committee may treat partial-year Annual Incentives, all relating to different parts of the same year, as a single Annual Incentive.
“Associate” means an employee of any Employer.
“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Restricted Cash Unit, Performance Award, or Shares In Lieu award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions, and/or limitations, if any, as may be established from time to time.

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“Award Document” means, collectively, any agreement, contract, notice, plan, program, or other instrument(s) or document(s), or any combination thereof, collectively evidencing an Award or its terms. An Award Document may, but need not, be executed or acknowledged by the Participant and may be presented, delivered, executed, acknowledged, or recorded in any physical, electronic, or other medium.
“Beneficiary” has the meaning given in Section 12(C).
“Board” means the Board of Directors of the Company.
“Cause” means:
(i)    a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, (B) a felony charge, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;
(ii)    a Participant’s engagement in any conduct which constitutes, or which results in, employment or service disqualification, disbarment, or prohibition under applicable law or regulations (including under banking, financial industry, or securities laws or regulations);
(iii)    a Participant’s knowing violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member;
(iv)    a Participant’s substantial failure to perform his or her duties to the Company or its Subsidiaries;
(v)    a Participant’s knowing and substantial breach of any contract or agreement with the Company or its Subsidiaries;
(vi)    a Participant’s knowing violation of any policy of the Company or its Subsidiaries concerning hedging, trading, or confidential or proprietary information, or a Participant’s knowing and substantial violation of any other policy of the Company or of any of its Subsidiaries as in effect from time to time;
(vii)    a Participant’s knowing and substantial unauthorized use, taking, mis-appropriation, conversion, or disclosure of tangible or intangible property, including information, of the Company, any of its Subsidiaries, or of any Associate, director, customer, or client of the Company or any of its Subsidiaries;
(viii)    a Participant’s deliberate engagement in any act or deliberate making of any statement which substantially impairs, impugns, denigrates, disparages, or negatively reflects upon the name, reputation, or business interests of the Company or any of its Subsidiaries, or upon the name, reputation, or business interests of any Associate, director, customer, or client of the Company or any of its Subsidiaries; or
(ix)    a Participant’s deliberate engagement in any conduct substantially detrimental to the Company or its Subsidiaries.
The determination as to whether Cause has occurred in any given instance will be made in the sole discretion of: (a) for a Participant who is a Non-Employee Director, by the Board or, if so directed by the Board, by the Committee; (b) for a Participant who is a Section 16 Executive or Regional Board Member, by the Committee or, if so determined by the Board, by the Board; (c) for any other Participant, by management of the Company under the oversight of the Committee or, if so determined by the Committee, by the Committee. The Board, Committee, or management, as the case may be, also has the

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authority in its sole discretion to waive the consequences under the Plan or any Award Document of the existence or occurrence of any of the events, acts or omissions constituting Cause.
“Change in Control” means, unless otherwise defined in the applicable Award Document and except as defined in Section 14(G) for the purposes of certain tax matters, the occurrence of any one of (and will be deemed to have occurred on the date of the earliest to occur of) the following events:
(i)    individuals who, on January 26, 2021, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be deemed to be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)    any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an Associate stock ownership or Associate benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);
(iii)    consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any Associate benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”);

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(iv)    consummation of a sale of all or substantially all of the Company’s assets; or
(v)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Computations required by paragraph (iii) will be made on and as of the date of shareholder approval and will be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company will not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company will then occur.
“Clawback” has the meaning given in Section 13(D)(i).
“Clawback Policy” means, to the extent applicable to the Participant and to his or her Awards from time to time, the Compensation Recovery Policy and the Erroreously Awarded Compensation Recovery Policy, and any successor(s) thereto, along with any written, duly authorized procedures applicable to either such Policy.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom (i) satisfy the requirements of Rule 16b‑3(b)(3) of the Exchange Act as amended from time to time or any successor to such Rule, and (ii) otherwise meet any “independence” requirements promulgated by the principal stock exchange on which Shares are listed. The members of the Committee are appointed by and serve at the pleasure of the Board. The Board may determine that a standing committee of the Board, with duties beyond administering the Plan and meeting the foregoing requirements, may act as the Committee, and further may determine that a sub-committee of any such standing committee, where the sub-committee meets the foregoing requirements, may act as the Committee.
“Company” means First Horizon Corporation, a Tennessee corporation, and its successors and assigns.
“Company Voting Securities” means the outstanding securities issued by the Company ordinarily having the general right to vote at elections of the Company’s directors, including shares of the common capital stock of the Company, par value $0.625 per share. Securities which have only a limited right to vote, such as the right (as a class or series) to elect one or two directors but not to vote for directors generally, are not included within “Company Voting Securities.”
“Compensation Plans” means any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any Associate benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit Associates, including, without limitation, any such compensation plans established after this Plan was established or most recently amended.
“Deferred Compensation Award” means any Award that is not an Exempt Award.
“Disability” means, unless otherwise defined in the applicable Award Document, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect (i) at the Employer employing the Participant at the onset of such total and permanent disability, or (ii) for Non-Employee Director and Regional Board Member Participants, at First Horizon Bank, whether or not such Participant is covered by that disability plan.

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“Employer” means the Company or any Subsidiary. For Non-Employee Directors the “Employer” is the Company or First Horizon Bank, as applicable. For Regional Board Members the “Employer” is First Horizon Bank.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” with respect to Shares means: (i) the closing sales price at which Shares were sold on the New York Stock Exchange, or, if the Shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion. “Average Fair Market Value” means the arithmetic average of the Fair Market Values of the Common Stock for the trading days falling within a specified period.
“First Horizon Bank” means the Company’s primary banking subsidiary, First Horizon Bank, or any successor from time to time.
“Full-Value Award” means any Award other than an Award of Options or SARs.
“Grant date” has the meaning given in Section 17(E).
“Good Reason” means, with respect to any Participant who is an Associate, any of the following as to which notice of Participant’s objection is given by the Participant to the Company:
(i)    an adverse change in the Participant’s status, title or position with the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Participant’s status, title or position as a result of a diminution in the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status, title, or position as in effect immediately prior to the Change in Control, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;
(ii)    a reduction by the Company in the Participant’s cash salary or target amount of annual cash incentive opportunity (including any adverse change in the formula for such annual cash incentive) as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;
(iii)    the failure by the Company to provide the Participant with Compensation Plans that provide the Participant with substantially equivalent benefits in the aggregate to the Compensation Plans as in effect immediately prior to the Change in Control (at substantially equivalent cost to the Participant with respect to welfare benefit plans); and
(iv)    the Company’s requiring the Participant to be based at an office that is greater than 50 miles from where the Participant’s office is located immediately prior to the Change in Control;
provided, however, that: (a) an action taken in good faith and which is remedied by the Company within ten days after Company’s receipt of the objection notice thereof will not constitute Good Reason; (b) no action or event will constitute a Good Reason if the Participant has acknowledged to the Company in writing that a Good Reason will not arise from that action or event; and (c) no action or event will constitute a Good Reason unless (1) the Participant has given the objection notice to the Company thereof not more than 30 days after the action first was taken or the event first occurred, and (2) the Participant has resigned not less than ten business days after the objection notice has been given to the Company and not more than 90 days after the action first was taken or the event first occurred.
“Mandatory Retirement” means a Participant’s Termination of Service required by a Company or Employer Bylaw, Company or Employer policy, or action of the Company, Employer, Committee, or

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Board, due to one or more conditions having been met at least one of which is the Participant having attained a certain age. The term “Mandatory Retirement” includes Termination of Service following Termination of Retirement Waiver.
“Maximum Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for the highest level of payment of the Award (the “Maximum Amount”) in relation to the Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of discretion.
“Non-Employee Director” means a member of the Board who is not an Associate.
“Option” means an option to purchase a Share from the Company at a fixed Option Price that is granted under Section 5 or Section 7 and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
“Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option Award established in accordance with Section 5(B).
“Out-of-the-money” has the meaning given in Section 5(B)(iii).
“Participant” means any Associate, Non-Employee Director, or Regional Board Member who receives an Award under the Plan.
“Performance Award” means any Award granted under Section 8 of the Plan.
“Performance-based” has the meaning given in Section 8(A).
“Performance Goal” means any performance goal, based on one or more Performance Measures, which is established by the Committee for a Performance Period and the attainment of which is necessary for the payment of a Performance Award to a Participant at the completion of the Performance Period. A Performance Goal may be expressed as an absolute amount or percent, as a ratio, or per share or per Associate.
“Performance Measure” means one or more, or any combination, of the following financial performance measures: stock price, dividends, total shareholder return, earnings per share, market capitalization, book value, revenues, expenses, assets, loans, deposits, liabilities, shareholder equity, regulatory capital, noninterest income, net interest income, fee income, operating income before or after taxes, net income before or after taxes, economic profit, return on assets, return on equity, return on capital, risk-adjusted return on capital, net interest income, cash flow, credit quality, service quality, market share, customer retention, efficiency ratio, liquidity, strategic business objectives consisting of one or more objectives based on meeting business expansion or contraction goals, and other goals relating to acquisitions or divestitures or openings or closures. Any such Performance Measure may be for the Company or any Subsidiary, operating unit, division, line of business, reporting segment, department, team, or business unit, and may be for any other company or group of other companies identified by the Committee or any segment, subsidiary, or other subdivision of such other company(ies). Any such Performance Measures may provide for adjustment to include or exclude actual or hypothetical items or amounts and may provide for artificial increase or decrease by amounts or percentages selected by the Committee, and any such adjusted or altered measure will be a “Performance Measure.” The term “Performance Measure” includes any component or any combination of components of any such Measure; examples include Common Equity Tier 1 regulatory capital, tangible common equity, tax expense, non-recurring expenses, provision expense, southwest Florida pre-tax noninterest income in a particular business segment, wealth management revenue, and tangible assets. Any such Performance Measure may be used for financial reporting purposes, for internal or management purposes, or for any purpose of the Plan created or defined by the Committee. Any such Performance Measure based on balance sheet or similar data may be measured at period-end or on an average or other basis as specified by the Committee. The term “Performance Measure” also means any

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non-financial or other performance criteria established by the Committee, including any personal plan goal. Without limiting the generality of the foregoing, “non-financial” performance criteria may include measures related to environmental, social, or governance achievements. As used herein, a specific Performance Measure may be “combined” with any one or more other Performance Measures by addition, subtraction, multiplication, division, or other arithmetic means, or by any combination of such operations, as specified by the Committee, and the result of such combination will be a Performance Measure. Without limiting the generality of the previous sentence, the ratio, ranking, or other quantitative relationship of a Performance Measure of the Company with a Performance Measure of another company (or group of other companies) is itself a Performance Measure.
“Performance Period” means the period to be used in measuring the degree to which Performance Goal(s) relating to a Performance Award have been met.
“Person” (other than in connection with the definition of Change in Control) means any individual, corporation, partnership, group, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof, or other entity.
“Personal Plan Goal” means an individual performance goal to be achieved by a Participant in a Performance Period which is not based upon quantitative or objective corporate performance. Personal Plan Goals may be established in any manner approved by the Committee.
“Plan” means this 2021 Incentive Plan, as amended from time to time.
“Prior Stock Plan” means the Company’s Equity Compensation Plan, as amended and restated April 26, 2016 and as further amended from time to time.
“Procedures” has the meaning given in Section 2(F).
“Qualifying Termination” means the Termination of Service of a Participant with the Company and its Subsidiaries resulting from any of the following:
(i)    an involuntary Termination of Service of a Participant by the Company and its Subsidiaries within 24 months following a Change in Control, other than a termination for Cause, a termination due to Disability, or as a result of the Participant’s death; or
(ii)    a Termination of Service by a Participant for Good Reason within 24 months following a Change in Control.
Mandatory Retirement, as defined in the Plan, constitutes an involuntary termination by the Company or its Subsidiaries for purposes of clause (i). For any Participant who is a Non-Employee Director or Regional Board Member, a resignation which was requested by the Company, by First Horizon Bank, or by the Board in connection with a Change in Control will be treated as a Qualifying Termination.
“Regional Board Member” means any First Horizon Bank regional board member and any member of the board of directors of any bank subsidiary of the Company, other than First Horizon Bank, in each case excluding any Associate.
“Renomination Failure” means the failure of the Company or of the Board (including an authorized committee of the Board) to re-nominate for election any Non-Employee for any reason other than: Cause; or the normal operation of the Company’s mandatory retirement bylaw or policy applicable to Non-Employee Directors immediately prior to any Change in Control event which occurred less than 36 months prior to the nomination decisions being made.
“Restricted Cash Unit” means any unit denominated as a specific or determinable number of dollars (rather than Shares), payable in cash only, and granted under Section 6 or Section 7. An Award of Units denominated in Shares is a Restricted Stock Unit Award, not a Restricted Cash Unit Award, even if

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eventual payment is in cash. An Award of Units denominated in dollars but paid in Shares likewise is a Restricted Stock Unit Award.
“Restricted Stock” means any Share granted under Section 6 or Section 7.
“Restricted Stock Unit” means any unit denominated as a specific or determinable number of Shares and granted under Section 6 or Section 7.
For each Award, “Retirement” has the meaning provided in the applicable Award Document or in the Procedures applicable to that Award. If an Award (including the Procedures) provides no definition of retirement but provides for or alludes to retirement treatment (reduction or elimination of forfeiture) at the discretion of the Committee or its delegate, then for that Award “Retirement” means a Termination of Service as to which retirement treatment has been given.
“Retirement Waiver” means an open-ended, discretionary deferral or waiver of a Participant’s Mandatory Retirement. For this purpose “open-ended” means having no defined finite period or end date established prior to the occurrence of a Change in Control.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“SEC Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
“Section 16 Executive” means an executive officer of the Company required to file ownership reports by SEC Section 16.
“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder or any successor provision thereto as in effect from time to time. “Compliance with Section 409A” or any similar phrase means taking such actions, refraining from such actions, or (in the case of the Plan, an Award, or other document) having such provisions, as are necessary to secure a favorable, ordinary, or expected tax outcome or to avoid a substantially adverse tax outcome, related to Section 409A, for the Company or its Subsidiaries or for a Participant.
“Share” means a share of the Company’s common stock, $0.625 par value, as adjusted from time to time for stock splits, reverse stock splits, or recapitalizations affecting such stock.
“Shares In Lieu” means an Award of Shares, or Units denominated in Shares, which settle an earned cash obligation of the Company related to compensation, as provided in Section 10.
An Award of “Stock Appreciation Rights” or “SARs” means a right granted under Section 5 or Section 7 that entitles the holder to receive, with respect to each Share encompassed by the exercise of such Award, the amount determined by the Committee, or in the case of an Award granted under Section 7, by the Board, and specified in an Award Document. In the absence of such a determination, the holder will be entitled to receive, with respect to each Share encompassed by the exercise of such Award, the excess of the Fair Market Value on the date of exercise over the base price for the Award established at grant.
“Spread” means, for each Share underlying an Option or SAR Award on any given date, the difference between Fair Market Value of a Share on that date, and the option or base price of the Award.
“Subsidiary” means any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
“Substantial Change in Control” has the meaning given in Section 14(B).
“Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company through merger, purchase, or otherwise, or with which the Company or one of its Subsidiaries combines.

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“Target Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for payment of the Target Amount in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion. The “Target Amount” means the target level of payment established by the Committee for the Award or, if no such level is identified as being “target,” the amount payable to a Participant for the achievement of 100% of the applicable Performance Goals in relation to the Performance Period. If an Award is established without specifying a target level of performance and without providing for an increase in payment for achievement above 100% performance, then the “Target Amount” is the Maximum Amount.
“Tax,” in relation to an Award or other compensation, means any income, employment, service, excise, withholding, sales, transfer, value-added, wealth, property, securities, or other tax imposed on or applicable in respect of the Award’s or compensation’s grant, existence, Vesting, exercise, payment, settlement, conversion, transfer, or other event associated with the Award or compensation. Without limiting the foregoing, such a Tax may be imposed or levied by any governmental taxing authority or agency, including local, state, federal, or national authorities and agencies within or outside the U.S.
“Termination of Service” means, for any Associate, the termination of the Associate-employer relationship between a Participant and his or her Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the Associate-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, may determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Service. However, notwithstanding the foregoing: (i) the Committee must interpret “Termination of Service” to be consistent with “separation from service” (or other similar phrase from time to time) as used in Section 409A and its regulations; and, (ii) an Employer has an absolute and unrestricted right to terminate an Associate’s employment at any time for any reason whatsoever, with or without Cause.
“Termination of Service” means, for any Regional Board Member or Non-Employee Director, the termination of the engagement of the Participant as a Regional Board Member or Non-Employee Director, as applicable, for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or Re-Nomination Failure. The Committee (in the case of Regional Board Members) and the Board (in the case of Non-Employee Directors), in its absolute discretion, may determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether a leave of absence constitutes a Termination of Service.
“Termination of Retirement Waiver” means action by the Company, Employer, Committee, or Board which results in the termination of a Participant’s Retirement Waiver.
“Threshold Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for the minimum non-zero level of payment of the Award (the “Threshold Amount”) in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion.
An Award “Vests” (also known as “Vesting”) when the following occur: (i) in connection with non-performance based Options and SARs, the satisfaction or other lapse of all service and other pre-

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conditions to the recipient’s ability to exercise the Award; (ii) in connection with non-performance based Full-Value Awards, the satisfaction or other lapse of all service and other pre-conditions to the payment of the Award other than a waiting period (e.g., the mere passage of time during which no service, payment, or other thing is required of the Award recipient prior to payment); and (iii) in connection with Performance Awards and any other Awards that contain a performance condition, the satisfaction or other lapse of all service and other pre-conditions to the payment of the Award other than a waiting period and, in addition, the determination by the Committee or its delegate whether, or the degree to which, applicable performance goals have been achieved after the performance period has elapsed and after discretion applicable to the Award, if any, has been exercised. The Vesting of an Award does not mean that the Award has become non-forfeitable, non-recoverable, irreducible, immutable, or immediately payable. The application of conditions subsequent (including, for example, non-competition, non-solicitation, true-up, and misconduct covenants or conditions) which may extend for a period of time following exercisability, exercise, and/or payment will not be affected or diminished by the Vesting of the related Award. “Continued Vesting” has the meaning given in Section 9(C).

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